Exhibit 5.1

[Letterhead of Greenberg Traurig, LLP]

July 24, 2008

Consonus Technologies, Inc.

301 Gregson Drive

Cary, North Carolina 27511

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special counsel to Consonus Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration of up to 450,000 shares of the Company’s Common Stock, par value $0.0000015 per share (“Common Stock”), including shares of Common Stock that may be sold pursuant to an over-allotment option (which includes shares of Common Stock issuable upon exercise of a warrant (the “Warrant Shares”) to purchase shares of common stock of the Company) (collectively, the “Shares”), pursuant to a Registration Statement on Form S-1 (Registration No. 333-142635), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission  (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  The Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement referred to in the Registration Statement (the “Underwriting Agreement”).

As special counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers of the Company.  Our opinion is limited to the legality of matters under federal securities laws and the Delaware General Corporation Law, including judicial interpretation of such laws.  Further our opinion is based solely upon existing laws, rules, and regulations and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

Based upon the foregoing, we are of the opinion that (i) the Shares (other than the Warrant Shares) to be registered for sale by the Company and the selling stockholders identified in the Registration Statement (the “Selling Stockholders”) have been duly authorized by the Company, (ii) the Warrant Shares to be registered for sale by the holder of the Warrant identified in the Registration Statement (the “Warrant Holder”) when issued in accordance with the terms of the Warrant will be duly authorized by the Company, (iii) the Shares to be registered for sale by Selling Stockholders (other than the Warrant Shares) are, and the Shares, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and in accordance with the resolutions adopted by the Board of Directors of the Company, and the Warrant Shares, when issued and paid for in accordance with the terms of the Warrant, to be registered for sale by the Company and the Warrant Holder, will be, validly issued, fully paid and nonassessable under the Delaware General Corporation Law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters”.  By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

GREENBERG TRAURIG, LLP
/s/ Greenberg Traurig, LLP